Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INDEPENDENT
AUDITORS’ CONSENT

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in the Form 10-K for the year ended December 31, 2006, the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605 (and amendment 1), 333-120921, 333-132654 and 333-139031) on Form S-3, in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4, and in the registration statements (Nos. 333-30298 and 333-114181) on Form S-8 of PhotoMedex, Inc. of our report dated March 8, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which appear in this Form 10-K.

/s/ Amper, Politziner & Mattia, P. C.

Edison, New Jersey
March 15, 2007